UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 12, 2021

 TEAM, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (281) 331-6154
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.30 par value	TISI	New York Stock Exchange
Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in the Current Report on Form 8-K filed by Team, Inc. (“we,” “our,” “us” or the “Company”) on January 16, 2018, the Company entered into an offer letter with Amerino Gatti, our Chief Executive Office, providing for, among other items, a one-time award of performance-based restricted stock units covering 350,000 shares of Company common stock (the “Initial Award”). On January 24, 2018, Mr. Gatti and the Company entered into a Performance Unit Award Agreement (the “2018 Award Agreement”) pursuant to which the Initial Award was granted and which provided that such Initial Award would vest in five equal installments based on the date on which each Company common stock price milestone specified in the Performance Unit Award Agreement was achieved during the performance period beginning January 24, 2018 and ending January 24, 2023 (or, if later, January 24, 2019, subject to continued employment through the applicable vesting date). The common stock price milestone for the vesting of the first twenty percent (20%) installment was met on May 31, 2018 and vested as to 70,000 shares of Company common stock on January 24, 2019. On May 12, 2021 the Compensation Committee of the Board of Directors (the “Committee”) determined that changed market conditions have caused the unvested portion of the Initial Award to no longer provide a material level of incentive compensation to Mr. Gatti and, as a result, the unvested portion of the Initial Award has negligible value and such Initial Award should be forfeited for no consideration. Consequently, the Committee and Mr. Gatti agreed to terminate the 2018 Award Agreement pursuant to the Performance Unit Award Agreement Termination Agreement.

In connection with the termination of the 2018 Award Agreement, the Committee, based on consultation with its independent compensation consultant, approved a one-time award of 465,909 performance-based restricted stock units (the “2021 Award”) to Mr. Gatti and the entrance into a new Performance Unit Award Agreement (the “2021 Agreement”) designed to align with shareholder interests for share price performance. Under the terms of the 2021 Award Agreement, the 2021 Award will vest in one-third increments (a “Tranche”) upon achievement of the following (i) stock price milestones (the “Performance Milestones”) beginning on the grant date and ending on May 12, 2024 (the “Performance Period”):

•    1/3rd upon achievement of a Share Price of $14

•    1/3rd upon achievement of a Share Price of $19, and

•    1/3rd upon achievement of a Share Price of $24

and (ii) time milestones (the “Time Milestones”), which will be satisfied with respect to each Tranche (x) 1/2 if Mr. Gatti remains continuously employed by the Company until the later of (A) the first anniversary of the grant date, and (B) the attainment of the applicable Performance Milestone; and (y) 1/2 if Mr. Gatti remains continuously employed by the Company until the third anniversary of the grant date.

In addition, the 2021 Award Agreement provides that if there is a Change in Control during the Performance Period and the Share Price is between two of the Performance Milestones, the applicable Performance Milestone will be satisfied for a pro-rata share of the 2021 Award based on the Company’s Share Price at the time such Change in Control occurs but will remain subject to the Time Milestones for periods after the Change in Control; provided, however, that the Time Milestone will immediately be satisfied for each unvested 2021 Award if, during the 12 month period following a Change in Control, Mr. Gatti’s employment with the Company ceases due to either (i) involuntary termination by the Company without cause or (ii) Mr. Gatti’s voluntary termination for good reason, each as set forth in the Company’s Senior Management Compensation and Benefits Continuation Policy.

For purposes of the 2021 Award Agreement, the “Share Price” means (i) the volume weighted average price of a share of the Company’s common stock (a “Share”) on the New York Stock Exchange during any period of 20 consecutive trading days occurring during the Performance Period (the “20-day V-WAP”), or (ii) (x) the value of the consideration paid for each Share in a Change in Control (as defined in the 2021 Award Agreement) transaction, with the value of any non-cash consideration determined by the Committee in its discretion, or (y) if no consideration is paid in respect of Shares in connection with a Change in Control transaction, the 20-day V-WAP ending on, and including, the last trading day immediately preceding a Change in Control.

The foregoing description of each of the 2021 Award Agreement and the Performance Unit Award Agreement Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2021 Award Agreement and the Performance Unit Award Agreement Termination Agreement, respectively, filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01. Financial Statements and Exhibits

(d)        Exhibits. The following exhibit is furnished as part of Item 5.02 of this Current Report on Form 8-K:

Exhibit number	Description

10.1	Performance Unit Award Agreement, dated as of May 12, 2021, by and between Team, Inc. and Amerino Gatti
10.2	Performance Unit Award Agreement Termination Agreement, dated as of May 12, 2021, by and between Team, Inc. and Amerino Gatti
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ André C. Bouchard
André C. Bouchard
Executive Vice President, Chief Legal Officer and Secretary
Dated: May 14, 2021